Exhibit 99.1
NEWS RELEASE
For immediate release

Contact:	Robert Giammarco, Chief Financial Officer
(212) 978-2803
OdysseyRe Files its 2005 Annual Report on Form 10-K
Stamford, CT — March 31, 2006 — Odyssey Re Holdings Corp. (NYSE: ORH) announced today that it has filed its 2005 Annual Report on Form 10-K with the Securities and Exchange Commission. In addition to the Company’s audited financial statements as of and for the year ended December 31, 2005, the report contains the Company’s restated consolidated financial statements as of and for the years ended December 31, 2000 through 2004, as well as the Company’s statements as of and for the nine months ended September 30, 2005. The effects of the restatement are reflected in the Company’s consolidated financial statements.
The Company reported a net loss to common shareholders of $105.4 million, or $1.62 per diluted share, for the year ended December 31, 2005, compared to a net loss of $101.8 million, or $1.57 per diluted share, previously announced on February 9, 2006. For the quarter ended December 31, 2005, the net loss to common shareholders was $82.7 million, or $1.22 per diluted share, compared to a net loss of $81.7 million, or $1.20 per diluted share, previously announced on February 9, 2006.
The total cumulative impact of the restatement through September 30, 2005 is to decrease shareholders’ equity by $35.6 million after tax, which will be offset by a gain of $12.5 million to be recognized during the first quarter of 2006 in connection with one of the reinsurance contracts that is the subject of the restatement. The total cumulative impact, net of the gain, is a decrease of $23.1 million, which represents 1.5% of the Company’s shareholders’ equity as of September 30, 2005. This compares to the cumulative decrease of $8.4 million previously announced on February 9, 2006.
The difference between the results reported in the Company’s 2005 Form 10-K and the preliminary results previously announced primarily reflects the restatement of a ceded reinsurance contract that was entered into by the Company in 1995, and was changed to be under retroactive reinsurance accounting for 2002 and subsequent periods.
In connection with the restatement, management has determined that the Company did not maintain effective internal controls over the accounting for complex reinsurance transactions, which constitutes a material weakness. To address the material weakness, management will implement a remediation plan which will supplement the existing controls of the Company.
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Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company and Newline Underwriting Management Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America.
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Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, CT 06902 — Phone: (203) 977-8000 — Fax: (203) 965-7990

Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the Company’s internal review and related restatement; a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events; the lowering or loss of one of the Company’s financial or claims-paying ratings including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission.